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                                                FILED PURSUANT TO RULE 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 6                 REGISTRATION STATEMENT NO. 333-51103
(To Prospectus Dated June 15, 1998)



                             CKE RESTAURANTS, INC.

                        $197,225,000 PRINCIPAL AMOUNT OF
                 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                (INTEREST PAYABLE ON MARCH 15 AND SEPTEMBER 15)

                        4,091,465 SHARES OF COMMON STOCK



        This Prospectus Supplement supplements information contained in that certain Prospectus dated June 15, 1998 (as amended or supplemented, the "Prospectus") of CKE Restaurants, Inc. relating to the potential sale from time to time of up to $197,225,000 aggregate principal amount of Notes and the Shares of Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

        The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders named below and the respective principal amounts of Notes and Shares beneficially owned by such Selling Securityholders that may be offered pursuant to the Prospectus:


                                       PRINCIPAL AMOUNT         NUMBER OF      PRINCIPAL AMOUNT    NUMBER OF
                                           OF NOTES              SHARES            OF NOTES         SHARES
           NAME OF                       BENEFICIALLY          BENEFICIALLY          TO BE           TO BE
     SELLING STOCKHOLDER                    OWNED                OWNED(1)           SOLD(2)         SOLD(2)
     -------------------                    -----                --------           -------         -------
Arkansas PERS                             $1,475,000              30,599          $1,475,000          --
ICI American Holdings Trust               $  455,000               9,439          $  455,000          --
Zeneca Holdings Trust                     $  455,000               9,439          $  455,000          --
Delaware PERS                             $1,040,000              21,575          $1,040,000          --
PRIM Board                                $1,950,000              40,453          $1,950,000          --
Starvest Combined                         $  300,000               6,223          $  300,000          --
State of Oregon/SAIF Corporation          $4,000,000              82,980          $4,000,000          --
State of Oregon Equity                    $5,000,000             103,725          $5,000,000          --
Nalco Chemical Company                    $  100,000               2,074          $  100,000          --
Kapiolani Medical Center                  $  160,000               3,319          $  160,000          --
Aloha Airlines Non-Pilots
  Pension Trust                           $  175,000               3,630          $  175,000          --
Aloha Airlines Pilots
  Retirement Trust                        $  100,000               2,074          $  100,000          --
Hawaiian Airlines Pension
  Plan for Salaried Employees             $   20,000                 414          $   20,000          --
Hawaiian Airlines Pilots
  Retirement Plan                         $  115,000               2,385          $  115,000          --
Hawaiian Airlines Employees
  Pension Plan - IAM                      $   75,000               1,555          $   75,000          --

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        The lines "Fidelity Financial Trust: Fidelity Convertible Securities
Fund.... $4,000,000, 82,980, $4,000,000, --", "NationsBanc Montgomery
Securities.... $5,000,000, 103,725, $5,000,000, --" [(other than the footnotes thereto which remain unchanged)] contained in the table set forth in the Prospectus as supplemented to date under the caption "Selling Securityholders" shall be deleted in their entirety and replaced with the following:


                                     PRINCIPAL AMOUNT     NUMBER OF    PRINCIPAL AMOUNT   NUMBER OF
                                         OF NOTES          SHARES          OF NOTES         SHARES
           NAME OF                     BENEFICIALLY     BENEFICIALLY        TO BE           TO BE
     SELLING STOCKHOLDER                  OWNED          OWNED(1)         SOLD(2)         SOLD(2)
     -------------------                  -----          --------         -------         -------
Fidelity Financial Trust:
Fidelity Convertible Securities Fund   $5,000,000          103,725       $5,000,000          --
NationsBanc Montgomery Securities     $10,000,000          207,451      $10,000,000          --

        All information in this Prospectus Supplement is as of July 16, 1998.

        The date of this Prospectus Supplement is July 23, 1998.

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